Exhibit 5.1

GRAUBARD MILLER
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

         December 8, 2020

Chicken Soup for the Soul Entertainment Inc.
132 E. Putnam Avenue, Floor 2W

Cos Cob, Connecticut 06807

Re:      Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Chicken Soup for the Soul Entertainment Inc., a Delaware corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-1 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), including the prospectus that forms a part of the Registration Statement (“Prospectus”) relating to the sale by the Company, pursuant to that certain Underwriting Agreement between the Company and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters listed in Schedule I to the Underwriting Agreement (the “Underwriters”), of up to $8,000,000 aggregate principal amount of 9.50% Notes due 2025 (the “Firm Notes”) and an additional $1,200,000 aggregate principal amount of 9.50% Notes due 2025 (“Additional Notes”), which may be sold to the Underwriters solely to cover overallotments, if any. The Firm Notes and, if and to the extent the overallotment option is exercised, the Additional Notes, are collectively referred to as the “Notes”. The Notes will be issued under that certain indenture dated July 17, 2020 (the “Base Indenture”), entered into between the Company and U.S. Bank National Association, as trustee (“Trustee”), as was supplemented by the Supplemental Indenture dated July 17, 2020 (“Supplemental Indenture”, and together with the Base Indenture, the “Indenture”) and resolutions of the Company’s board of directors dated December 7, 2020, establishing the terms of the Notes in accordance with the Indenture (“Board Resolution”).

In rendering the opinions set forth below, we have examined (a) the Registration Statement and the exhibits thereto; (b) the Prospectus, (c) the Company’s Certificate of Incorporation, as amended (“Certificate of Incorporation”); (d) the Company’s Bylaws (“Bylaws”); (e) certain records of the Company’s corporate proceedings as reflected in its minute books; (f) the form of Underwriting Agreement filed as an exhibit to the Registration Statement, (g) the Base Indenture and Supplemental Indenture, (h) the Board Resolution, and (i) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In making our examination of the documents executed or to be executed, we have assumed that the parties thereto (other than the Company) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering our opinions below, we have also assumed that (i) the Registration Statement shall be effective and comply with all applicable laws at any time the Notes are offered or issued as contemplated by the Registration Statement, (ii) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; (v) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (vi) the Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered and paid for as provided in the Underwriting Agreement, will be the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion that any document constitutes a binding obligation is qualified by reference to (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; and (ii) limitations imposed by general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

No opinion is expressed herein other than as to the corporate law of the State of Delaware, the laws of the State of New York, and the federal securities law of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER